EXHIBIT 5.1

[Letterhead of Dorsey & Whitney LLP]

November 7, 2019

Investors Real Estate Trust

800 LaSalle Ave., Suite 1600

Minneapolis, MN 55402

Ladies and Gentlemen:

We have acted as counsel to Investors Real Estate Trust, a North Dakota real estate investment trust (the "Company"), in connection with the filing by the Company with the Securities and Exchange Commission (the "Commission") of a Prospectus Supplement (the "Prospectus Supplement"), dated November 7, 2019, to the Prospectus, dated September 7, 2017, included in the Registration Statement on Form S-3 (File No. 333-220378) (the "Registration Statement") filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the offer and sale by the Company under the Registration Statement of its common shares of beneficial ownership, no par value per share, having an aggregate offering price of up to $150,000,000 (the "Shares") in accordance with that certain Equity Distribution Agreement, dated as of November 7, 2019 (the "Distribution Agreement"), between the Company and BMO Capital Markets Corp., BTIG, LLC, Jefferies LLC, Raymond James & Associates, Inc. and Robert W. Baird & Co. Incorporated, as agents.

We have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon the certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered by the Company against payment therefor in accordance with the terms of the Distribution Agreement and at the price determined by the executive officers of the Company designated by the Board of Trustees for such purpose, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the laws of the State of North Dakota.

Investors Real Estate Trust

We hereby consent to your filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” contained in the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP

CCH/RGH